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                                                                                                                 Exhibit 11

                                                SONAT INC. AND SUBSIDIARIES
                                             COMPUTATION OF EARNINGS PER SHARE

                                                                         Three Months                    Six Months
                                                                         Ended June 30,                  Ended June 30,
                                                                1995              1994          1995             1994
                                                                            (In Thousands Except Per-Share Amounts)

           Primary Earnings Per Share(1)

Net Income                                                     $17,341          $34,541        $54,958         $84,151

Common Stock and Common Stock Equivalents:

    Weighted Average Number of Shares
       of Common Stock Outstanding                              86,371           87,193         86,361          87,185
    Common Stock Equivalents Applicable
       to Outstanding Stock Options                                981              868            832             908

    Weighted Average Number of Shares
       of Common Stock and Common Stock
       Equivalents Outstanding                                  87,352           88,061         87,193          88,093


Primary Earnings Per Share                                     $   .20          $   .39        $   .63         $   .96



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(1)    This  calculation  is submitted in accordance  with  Regulation  S-K Item
       601(b)(11) although not required by Footnote 2 to Paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%. For this reason, the primary earnings per share amounts shown may not agree with primary earnings per share shown on the Condensed Consolidated Statements of Income in Part I.



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